Exhibit 5.1


                                 Bryan Cave LLP
                           1290 Avenue of the Americas
                               New York, NY 10104

January 17, 2003

Terex Corporation
500 Post Road East
Westport, Connecticut 06880

Re:  Terex Corporation
     Registration Statement on Form S-3 (File No. 333-100299)

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") filed by Terex Corporation, a Delaware corporation (the "Company"), on October 3, 2002, as amended, with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), with respect to 2,592,049 shares of the Company's common stock, par value $.01 per share (the "Common Stock") issued to the former shareholders of Genie Holdings, Inc., a Washington corporation ("Genie"), in connection with the Company's acquisition of Genie.

In rendering the opinions expressed below, we have examined the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date, the Agreement and Plan of Merger dated as of July 19, 2002, as amended, among the Company and the other parties thereto (the "Merger Agreement"), and originals or conformed copies of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company, and with respect to good standing and related matters, we have relied solely upon a certificate of the Secretary of State of Delaware.

Based upon the foregoing, it is our opinion that:

          (a) The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

          (b) The 2,592,049 shares of Common Stock being registered for the account of certain of the Company's stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in such Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.


Very truly yours,
/s/ Bryan Cave LLP